Exhibit 10.29
AMENDMENT TO REVOLVING NOTE
THIS AMENDMENT (the “Amendment”), dated as of this 25th day of March, 2008 by and between ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation, having an office at 700 Seventeenth Street, Suite 1200, Denver, Colorado 80202 (“Maker”) and BOCO INVESTMENTS, LLC, a Colorado limited liability company, having an office at 103 West Mountain Ave., Fort Collins, Colorado 80524 (“Holder”).
WITNESSETH:
WHEREAS, Maker has executed and delivered to Holder a Revolving Note dated March 30, 2007 (the “Note”) to evidence Maker’s indebtedness to Holder in the principal amount of Three Million Dollars ($3,000,000.00); and
WHEREAS, Maker and Holder amended such Revolving Note (“Amendment No. 1”) on December 18, 2007 to waive a negative covenant which listed an “Event of Default” under the Note as a net loss under GAAP of greater than $1,000,000 in any calendar quarter.
WHEREAS, Maker and Holder wish to clarify and define certain terms and provisions of the Note;
NOW, THEREFORE, in consideration of the premises set forth herein above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby mutually and expressly understand and agree as follows:
1. Maturity Date. Notwithstanding any other provision in the Note, the maturity date of this Note shall be June 30, 2008.
2. Representations and Warranties. Maker hereby represents and warrants, and Holder hereby acknowledges and agrees, that (a) no default has occurred under the Note, (b) except as provided herein, the Note has not been modified or amended, and (c) the execution and delivery of this Agreement has been duly authorized by all necessary action of the parties hereto.
3. Drawing Provisions. Maker shall be required to make formal written draw requests of Holder prior to any future funding under the Note. Such draw requests shall be subject to Holder approval, which will not be unreasonably withheld. Such requests shall be in the same or similar form as may be required by Maker’s Senior Lenders; provided, however, that Holder reserves the right to require additional, commercially reasonable information prior to approving such draws.
4.	Ratification. Except as modified by this Amendment, all of the terms of the Note are ratified and reaffirmed and remain in full force and effect.

5.	Binding Provisions. The terms and conditions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

6.	Governing Law. The terms and conditions of this Amendment shall be governed by the applicable laws of the State of Colorado.
IN WITNESS WHEREOF the parties hereto have each caused this Amendment to be executed by their respective duly authorized representatives, as of the day and year first above written.

MAKER: ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation
By:	/s/ James W. Creamer III
	Name:	James W. Creamer III
	Title:	Chief Financial Officer

HOLDER: BOCO INVESTMENTS, LLC, a Colorado limited liability company
By:	/s/ Joseph C. Zimlich
	Name:	Joseph C. Zimlich
	Title:	Chief Executive Officer

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